Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-142550

PowerInvestmentCHANGE FORM

Use this form to change the ownership of your investment in the Cat Financial variable denomination, floating-rate demand notes, add new investment or redemption options or change your designated banking or personal information. Please remember to sign in section 6 and have signatures guaranteed. Signature Guarantees may be obtained from financial institutions. Incomplete forms cannot be processed.

1) PLEASE PROVIDE THE FOLLOWING INFORMATION :
Your PowerInvestmentSM Number:
Primary Owner’s Social Security/Tax ID Number:

2) FOR OWNERSHIP CHANGE(S), Check the type of change and follow instructions noted:
For changes to the primary PowerInvestment owner, to existing Social Security Numbers, or for changes due to a death, please call Investor Services at 1-800-233-2164, 7:30 a.m.-6:00 p.m. CST.

Add an Owner
To add an owner, the signature(s) of the current owner(s) and          ______________________________
the new owner must be Signature Guaranteed and the new             Print Name to be Added
owner must sign and provide their Social Security Number.
          ______________________________
To help fight the funding of terrorism and money-laundering            Social Security Number    Date of Birth
activities, the U.S. government has passed the USA PATRIOT Act,
which requires banks, including our processing agent bank, to obtain,      ______________________________
verify, record and, in certain circumstances, report information that        Street Address (P.O. Box will not be accepted)
identifies persons who engage in certain transactions with or through a bank. This means that, in order for us to sell you a Cat Financial
PowerInvestment note, we will need the name, residential or street        ______________________________
address (no P.O. boxes), date of birth and Social Security Number or       City    State    Zip
other Tax ID for ALL PERSONS listed on the note.

          ______________________________
Remove an Owner                                     Print Name to be Removed
Print name and Social Security Number and sign in section 6.
All owners (including owner to be removed) must sign and
have their signature guaranteed in section 6.

Name Change

To change your name, a copy of the marriage certificate, or
original or certified copies of other legal documents substantiating the name change must be submitted.

______________________________
Print Previous Name

______________________________
Print New Name

3) TO CHANGE AN ADDRESS                                  Joint Owner’s Address
Address Change
To change an address, all owners must sign
(Signature Guarantee not required).                                ______________________________
              Street Address (P.O. Box will not be accepted) Apt.

Registered Address                                    ______________________________
                City    State    Zip
____________________________                                                                                                ______________________________
Street Address (P.O. Box will not be accepted) Apt.                    Home Phone    Work Phone

______________________________
City    State    Zip

______________________________                                          Trustee Address
Home Phone    Work Phone

______________________________
Street Address (P.O. Box will not be accepted) Apt.

______________________________
City    State    Zip

______________________________
Home Phone    Work Phone

4) TO ADD INVESTMENT & REDEMPTION OPTIONS, Check the option and follow instructions noted:

These services allow you to transfer money to and from your designated bank account. For each of these services, you must provide your bank information in section 5 of this form. Changes to payroll or pension deduction may be made by calling Investor Services at 1-800-233-2164, 7:30 a.m.-6p.m. CST.

Auto Invest
Check this box to transfer funds electronically ($50 minimum monthly) from your designated bank checking account to purchase additional PowerInvestment notes. The additional notes will be purchased on or about the 18th of each month. Funds form said purchases will be available for redemption 5 business days after the date of credit. To enroll, complete the following information and fill out section 5 if you have not already established a designated bank account. If you have already designated a bank account, the same bank information will apply.

$Amount to transfer on the 18th day of each month
(If transfer date falls on weekend or holiday, the transfer will occur on the business day prior to that date.)

Wire Transfer
Check this box to on-request transfer funds electronically ($100 minimum transfer) from your investment balance by calling 1-800-233-2164. A fee is charged for each wire transfer. The day and time your wire transfer will be received at your bank will vary based on the time of day complete transfer instructions are received by the agent bank. You must fill out section 5 of this form and obtain a Signature Guarantee to add this section of make changes to the banking information.

5) COMPLETE DESIGNATED BANKING INFORMATION IF REQUIRED, or if changing information.

Fill in this section if you selected any of the investment or redemption options listed in section 4. Bank account must be a checking account and you must attach a voided check. Only one designated bank account is allowed per PowerInvestment number. If you previously established a designated bank with another options, then that bank will apply for each of the options listed above any you do not have to fill in this section. If you are making changes to established banking information, you must provide a Signature Guarantee in section 6.

ABA Bank Routing No. (6 digits):

Bank Account No.

Bank Name

Bank Address

City                                                           State                                      Zip

Name(s) of Bank Account Holder

6) AUTHORIZE THE CHANGE(S) BY SIGNING BELOW. Each owner of the PowerInvestment notes must sign.

By signing below, I certify that (under penalty of perjury): (1) the number shown on this form is my current taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS as notified me that I am no longer subject to backup withholding. (Cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest dividends on your tax returns.) I hereby authorize Cat Financial PowerInvestment processing agent, the Northern Trust Company (Agent), to initiate debt entries and if necessary, credit entries to my designated bank account. This authorization will remain in full force until the Agent has been notified in writing and given sufficient time to act.

___________________________________            ______________________________
Signature of Primary Owner                                                  Signature of Joint Owner

___________________________________             _____________________________
Signature of Guarantee Stamp                                              Signature of Guarantee Stamp

__________________________________               _____________________________
Signature of Joint Owner                                                      Signature of Joint Owner

___________________________________             _____________________________
Signature of Guarantee Stamp                                              Signature of Guarantee Stamp

Signature Guarantees
A Signature Guarantee is designed to protect you and Cat Financial PowerInvestment against improper transactions of requests by unauthorized persons. It can be obtained from your bank or financial institution. A Signature Guarantee is required for certain ownership changes, to add wire transfer services, or to change banking information. A change of address request does not require a Signature Guarantee.

Before You Mail:
1 Make certain you PowerInvestment number and Social Security Number/tax ID numbers are provided.
2 Verify the information supplied on this form is complete and accurate.
3 Verify that all required signatures are included.

Then Mail To:                                                       For Overnight Mailings:
Cat Financial PowerInvestment                         Cat Financial PowerInvestment
P.O. Box 75956                                                      801 S. Canal St.
Chicago, IL 60675-5956                                       Suite C2N
                                                                                Chicago, IL 60607

www.catfinancialpowerinvestment.com© 2007
Investor Services         1-800-233-2164                          Caterpillar Financial Services Coporation
                                     M-F, 7:30 a.m. –6 p.m. CST                                               Printed in U.S.A.